Exhibit 10.1

Share Exchange and Purchase Agreement

BY AND AMONG

HeartCore Enterprises, Inc.,

Sigmaways, Inc.

AND

Prakash Sadasivam

i

ii

Exhibit A	Stock Power
Exhibit B	Common Stock Purchase Warrant

iii

Share Exchange and Purchase Agreement

Dated as of September 6, 2022

This Share Exchange and Purchase Agreement, (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”), by and among (i) HeartCore Enterprises, Inc., a Delaware corporation (“HeartCore”); (ii) Sigmaways, Inc., a California corporation (“Sigmaways”) and (iii) Prakash Sadasivam (“Seller”). Each of HeartCore, Sigmaways and the Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

Recitals:

WHEREAS, Seller owns 450,000 shares of stock of Sigmaways (the “Sigmaways Stock”);

WHEREAS, HeartCore desires to acquire from the Seller, and the Seller desires to sell and transfer to HeartCore, 229,500 shares of Sigmaways Stock (the “Shares”), constituting 51% of the outstanding shares of Sigmaways Stock, in exchange for the issuance to the Seller of certain shares of common stock, par value, $0.0001 per share, of HeartCore (the “Common Stock”), certain cash consideration, and the issuance of a certain warrant to acquire additional shares of Common Stock, as set forth in Section 2.01, on the terms and subject to the conditions set forth herein (the “Exchange” and, together with the other transactions contemplated herein, the “Transactions”);

WHEREAS, the Board of Directors of HeartCore (“HeartCore Board”) has determined that the Transactions are desirable and in the best interests of HeartCore and its shareholders, and the Board of Directors of Sigmaways (the “Sigmaways Board”) has determined that the Transactions are desirable and in the best interests of Sigmaways and its shareholders; and

WHEREAS, this Agreement is being entered into for the purpose of setting forth the terms and conditions of the Transactions;

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Accredited Investor” has the meaning set forth in Section 4.06(c).

(b)	“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal.

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(c)	“Acquisition Transaction” means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Sigmaways or Seller pursuant to which such Person or “group” would own 5% or more of the consolidated assets, revenues or net income of Sigmaways, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Sigmaways representing 5% or more of the consolidated assets, revenues or net income of Sigmaways, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of any Equity Securities of Sigmaways, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of any Equity Securities of Sigmaways, including without limitation any of Shares, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti- takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

(d)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(e)	“Additional Sigmaways Shares” has the meaning set forth in Section 2.02(a).

(f)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

(g)	“Agreement” has the meaning set forth in the introductory paragraph hereof.

(h)	“Articles Amendment” has the meaning set forth in Section 2.02(b).

(i)	“Basket” has the meaning set forth in Section 11.06(a).

(j)	“Business Day” shall mean any day on which commercial banks are generally open for business in Delaware.

(k)	“Cap” has the meaning set forth in Section 11.06(c).

(l)	“Cash Purchase Price” has the meaning set forth in Section 2.01(b).

(m)	“Closing Date” has the meaning set forth in Section 2.04.

(n)	“Closing” has the meaning set forth in Section 2.04.

(o)	“Common Stock” has the meaning set forth in the recitals.

(p)	“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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(q)	“Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Securities of Sigmaways or obligating Sigmaways to issue or sell any of its Equity Securities.

(r)	“Direct Claim” has the meaning set forth in Section 11.04(c).

(s)	“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $1,000 or more.

(t)	“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(u)	“Environmental Laws” has the meaning set forth in Section 3.24.

(v)	“Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(w)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)	“Exchange” has the meaning set forth in the recitals hereto.

(y)	“First Party” has the meaning set forth in Section 10.02(c).

(z)	“Fundamental Representations” has the meaning set forth in Section 11.01(a).

(aa)	“GAAP” means United States generally accepted accounting principles as in effect from time to time.

(bb)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(cc)	“Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

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(dd)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(ee)	“HeartCore Board” has the meaning set forth in the recitals hereto. (ff) “HeartCore Board” has the meaning set forth in the recitals.

(gg)	“HeartCore Default” has the meaning set forth in Section 10.01(d).

(hh)	“HeartCore Indemnified Party” has the meaning set forth in Section 11.02.

(ii)	“HeartCore Securities” has the meaning set forth in Section 4.06(a).

(jj)	“HeartCore Shares” has the meaning set forth in Section 2.01(b).

(kk)	“HeartCore” has the meaning set forth in the introductory paragraph hereof.

(ll)	“Indemnified Party” has the meaning set forth in Section 11.04.

(mm)	“Indemnified Party” has the meaning set forth in Section 11.04.

(nn)	“Indemnifying Party” has the meaning set forth in Section 11.04.

(oo)	“Intellectual Property Registrations” has the meaning set forth in Section 3.14(c).

(pp)	“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority; (iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and (v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(qq)	“Issuer Covered Person” has the meaning set forth in Section 3.26.

(rr)	“Knowledge of Sigmaways” means the actual knowledge, assuming due inquiry, of Seller or any director or executive officer of Sigmaways.

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(ss)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(tt)	“Liabilities” has the meaning set forth in Section 3.07.

(uu)	“Liens” has the meaning set forth in Section 4.01.

(vv)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(ww)	“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the affected Party, or (b) the ability of the affected Party to consummate the Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the affected Party operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the affected Party compared to other participants in the industries in which the affected Party conducts its business.

(xx)	“New Directors” has the meaning set forth in Section 2.03(a).

(yy)	“New Investment Amount” has the meaning set forth in Section 2.02(a).

(zz)	“Notice of Third Party Claim”

(aaa)	“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(bbb)	“OTC” has the meaning set forth in the recitals hereto.

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(ccc)	“Parties” and “Party” have the meanings set forth in the introductory paragraph hereof.

(ddd)	“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(eee)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(fff)	“Regulation D” has the meaning set forth in Section 4.06(c).

(ggg)	“Regulation S” has the meaning set forth in Section 4.06(f).

(hhh)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(iii)	“Rule 144” has the meaning set forth in Section 4.06(f).

(jjj)	“SEC” has the meaning set forth in Section 4.06(c).

(kkk)	“Second Party” has the meaning set forth in Section 10.02(c).

(lll)	“Securities Act” has the meaning set forth in Section 4.06(c).

(mmm)	“Selected Courts” has the meaning set forth in Section 12.01.

(nnn)	“Seller’s Basket Exclusions” has the meaning set forth in Section 11.06(a).

(ooo)	“Seller” has the meaning set forth in the introductory paragraph hereof.

(ppp)	“Shares” has the meaning set forth in the recitals hereto.

(qqq)	“Sigmaways Board” has the meaning set forth in the recitals.

(rrr)	“Sigmaways Charter Documents” has the meaning set forth in Section 3.01(b).

(sss)	“Sigmaways Default” has the meaning set forth in Section 10.01(c).

(ttt)	“Sigmaways Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article III.

(uuu)	“Sigmaways Parties” has the meaning set forth in the introductory paragraph to Article III.

(vvv)	“Sigmaways” has the meaning set forth in the introductory paragraph hereof.

(www)	“Stock Power” has the meaning set forth Section 2.05(a)(iii).

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(xxx)	“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(yyy)	“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(zzz)	“Third-Party Claim” has the meaning set forth in Section 11.04(a).

(aaaa)	“Trading Day” has the meaning set forth in Section 2.01(d).

(bbbb)	“Trading Market” has the meaning set forth in Section 2.01(c)(i).

(cccc)	“Transaction Documents” means this Agreement, the Stock Power, the Warrant, and any other certificate, agreement or document entered into or delivered in connection with the transactions as contemplated herein or therein, provided that the Parties acknowledge and agree that the Employment Agreements shall be interpreted and enforced independently of this Agreement and shall not be “Transaction Documents”.

(dddd)	“Transactions” has the meaning set forth in the recitals hereto.

(eeee)	“VWAP” has the meaning set forth in Section 2.01(c).

(ffff)	“Warrant” has the meaning set forth in Section 2.01(b).

Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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Article II. The Transactions

Section 2.01 The Purchase.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, assign, transfer and deliver to HeartCore, free and clear of all security interests, Liens (as defined below), pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the Shares.

(b)	In exchange for the sale, assignment, transfer and delivery of the Shares, HeartCore shall (i) issue to Seller 2,000,000 shares of Common Stock (the “HeartCore Shares”), (ii) shall pay to Seller cash consideration, initially expected to be $1,000,000 (the “Cash Purchase Price”), provided that the final number of HeartCore Shares and the final Cash Purchase Price shall each be jointly determined and agreed by the Parties prior to the Closing based on the valuation of Sigmaways as of the Closing; and (iii) issue to Seller a Common Stock Purchase Warrant to acquire 1,500,000 shares of Common Stock, in the form as attached hereto as Exhibit B (the “Warrant”).

(c)	The exercise price per share of Common Stock pursuant to the Warrant shall be the VWAP (as defined below) for the Common Stock as calculated as of the last Trading Day (as defined below) prior to the Closing Date. For purposes herein, “VWAP” means the first of the following which shall apply:

(i)	If the Common Stock is then listed for trading on the NASDAQ stock market, the OTC Markets or any other United States national securities exchange (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) of the closing prices of Common Stock on such Trading Market during the 10 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

(ii)	if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

(iii)	if the VWAP cannot be calculated for on such date on bases as set forth in Section 2.01(c)(i) or Section 2.01(c)(ii), then the VWAP of the Common Stock on such date shall be the fair market value of such security as mutually determined in good faith by the HeartCore Board and the Seller after taking into consideration factors they may each deem appropriate, and provided that if the HeartCore Board and the Seller cannot so agree then such dispute shall be settled in accordance with the provisions for resolutions of disputes as set forth herein.

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(d)	All such determinations of the VWAP as set forth in Section 2.01(c)(i) or Section 2.01(c)(ii) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. For purposes herein, “Trading Day” means any day on which the Common Stock is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC) or a similar organization or agency succeeding to its functions of reporting prices.

(e)	The Seller shall be responsible for the payment of any and all Taxes that may be imposed on the Seller pursuant to the Transactions, including, without limitation, as a result of the receipt of the HeartCore Shares, the Cash Purchase Price or the Warrant or any shares of Common Stock that may be received by the Seller upon any exercise of the Warrant.

Section 2.02 Additional Investment.

(a)	At the Closing (as defined below), HeartCore shall acquire from Sigmaways additional shares of Sigmaways Stock (the “Additional Sigmaways Shares”), to be issued as newly issued shares by Sigmaways, for a total investment of $2,000,000 (the “New Investment Amount”). The valuation of Sigmaways as of immediately prior to the Closing, and therefore the number of shares of Sigmaways Stock which shall constitute the Additional Sigmaways Shares, shall be jointly determined and agreed by the Parties prior to the Closing.

(b)	Following the Effective Date and prior to the Closing, Sigmaways shall undertake such actions as required to amend the Articles of Incorporation of Sigmaways to increase the authorized number of shares of Sigmaways Stock to a number sufficient that that the Additional Sigmaways Shares may be validly issued to HeartCore (the “Articles Amendment”).

Section 2.03 Additional Agreements.

(a)	At the Closing, two persons designated by HeartCore will be named to the Sigmaways Board (the “New Directors”), and the sole other member of the Sigmaways Board shall be the Seller.

(b)	At the Closing, Seller shall be named to the HeartCore Board.

(c)	At the Closing, Sigmaways will enter into an employment agreement with Seller, in the form as agreed to by the Parties (the “Employment Agreement”).

(d)	At the Closing, if so agreed by Seller and HeartCore, Sigmaways will enter into additional employment agreements with certain other persons.

Section 2.04 Closing. The closing of the Transactions (the “Closing”) shall occur on the third Business Day (as defined below) following the satisfaction, or waiver by the Party or Parties for whose benefit the condition(s) exist, of the conditions to closing as set forth in Article VIII and Article IX, or such or such other date as the Parties shall agree in writing (such date, the “Closing Date”).

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Section 2.05 Closing Deliverables.

(a)	At the Closing, Seller and Sigmaways shall deliver to HeartCore:

(i)	a certificate of a duly authorized officer of Sigmaways dated as of the Closing Date, in form and substance satisfactory to HeartCore (A) certifying the name, title and true signature of each officer of Sigmaways executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby, and (B) attaching and certifying (i) a true, correct and complete copy of Sigmaways Charter Documents, certified by, (ii) a certificate of good standing and legal existence of Sigmaways issued by the Secretary of State of the State of California and dated as of a date no earlier than three Business Days prior to the Closing Date; and (iii) executed copies of the resolutions of the Sigmaways Board evidencing the approval of this Agreement, the other Transaction Documents and the Employment Agreement, and the consummation of the actions as set forth in Section 2.03(a).

(ii)	a certificate of a duly authorized officer of Sigmaways and of the Seller, dated as of the Closing Date, in form and substance satisfactory to HeartCore; certifying that the matters set forth in Section 8.01, Section 8.04, Section 8.05 and Section 8.06 are true and correct;

(iii)	the stock power in the form as attached hereto as Exhibit A (the “Stock Power”) duly executed by the Seller;

(iv)	the Employment Agreement, duly executed by the Seller and Sigmaways;

(v)	a copy of the Warrant, duly countersigned by the Seller;

(vi)	Reasonable evidence of the issuance of the Additional Sigmaways Shares by Sigmaways to HeartCore; and

(vii)	such other documents as HeartCore may reasonably request for the purpose of evidencing the accuracy of any of Seller’s or Sigmaways’ representations and warranties; evidencing the performance by the Seller or Sigmaways of, or the compliance by the Seller or Sigmaways with, any covenant or obligation required to be performed or complied with by the Seller or Sigmaways; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, HeartCore shall:

(i)	Deliver to the Seller a certificate of the Secretary of HeartCore, dated as of the Closing Date, in form and substance satisfactory to the Seller, certifying that the matters set forth in Section 9.01 are true and correct;

(ii)	Record the Seller in the books and records of HeartCore as the beneficial owner of the HeartCore Shares (which HeartCore Shares shall be recorded in book entry form and shall not be certificated);

(iii)	Pay the Cash Purchase Price to Seller pursuant to wire instructions provided by the Seller to HeartCore prior to the Closing Date;

(iv)	Deliver to the Seller the Warrant, duly executed by an authorized officer of HeartCore;

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(v)	Pay the New Investment Amount to Sigmaways pursuant to wire instructions provided by the Sigmaways to HeartCore prior to the Closing Date; and

(vi)	Deliver to the Seller such other documents as Seller may reasonably request for the purpose of evidencing the accuracy of any of HeartCore’s representations and warranties; evidencing the performance by HeartCore of, or the compliance by HeartCore with, any covenant or obligation required to be performed or complied with by HeartCore; or otherwise facilitating the consummation or performance of any of the Transactions.

Section 2.06 Additional Closing Events. At and following the Closing, HeartCore, Sigmaways and the Seller shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence the Transactions.

Section 2.07 Additional Agreements Following the Closing. The Parties acknowledge and agree that Sigmaways is and shall be operated as a separate company following the Closing. As a result, Sigmaways shall maintain separate accounting records and separate bank accounts, shall prepare its own financial statements, including recognition of all revenue arranged and delivered by Sigmaways, and shall hold its own assets and be responsible for its own liabilities. In addition, following the Closing, Sigmaways and HeartCore shall reasonably cooperate to accurately track any personnel and expenses split between HeartCore and Sigmaways, such that the costs and expenses related thereto may be allocated to the correct entity.

Article III. Representations and Warranties of the Company Parties

As an inducement to the consummation of the Transactions, Sigmaways and the Seller (collectively, the “Sigmaways Parties”), jointly and severally, represent and warrant to HeartCore, except as set forth in the schedules of exceptions to the representations of Sigmaways Parties annexed hereto (“Sigmaways Disclosure Schedules”), as of the Effective Date and the Closing Date, as follows:

Section 3.01 Organization and Qualification.

(a)	Sigmaways is corporation, duly organized, validly existing, and in good standing under the Laws of the State of California and has the power and is duly authorized under all applicable Laws, regulations, ordinances and orders of public authorities, to carry on its business in all material respects as it is now being conducted. Sigmaways has not qualified to do business in any State other than California. To the Knowledge of Sigmaways, no proceeding has been instituted in any jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail the power and authority or qualification of Sigmaways within such jurisdiction.

(b)	The Articles of Incorporation, bylaws and other organizational documents of Sigmaways (collectively, the “Sigmaways Charter Documents”) are set forth in Section 3.01 of Sigmaways Disclosure Schedules. Sigmaways and the Seller have taken all actions required by Laws, Sigmaways Charter Documents, or otherwise to authorize the execution and delivery of this Agreement. Sigmaways has full power, authority, and legal capacity to consummate the transactions herein contemplated.

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Section 3.02 Power and Authority. Sigmaways has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

Section 3.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by Sigmaways, and the consummation of Transactions, have been duly authorized by the Sigmaways Board and by any other persons or entities as required. This Agreement has been duly executed and delivered on behalf of Sigmaways. Each of this Agreement and the other Transaction Documents executed by Sigmaways constitutes a valid and binding obligation of Sigmaways enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of Sigmaways Charter Documents; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Sigmaways is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which Sigmaways is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to Sigmaways.

Section 3.05 Capitalization.

(a)	Prior to the completion of the Articles Amendment, Sigmaways is authorized to issue 450,000 shares of Sigmaways Stock, and such shares of Sigmaways Stock are the only Equity Securities of Sigmaways. All of the Shares are owned beneficially and of record by the Seller.

(b)	None of the outstanding shares of Sigmaways Stock were issued in violation of the preemptive or other rights of any shareholders or other Person.

(c)	There are no outstanding or authorized Derivatives. Sigmaways does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Sigmaways Stock.

Section 3.06 Additional Sigmaways Shares.

(a)	Following the effectiveness of the Articles Amendment, Sigmaways shall be authorized to issue the number of shares of Sigmaways Stock as set forth in the Articles Amendment, and such shares of Sigmaways Stock shall be the only Equity Securities of Sigmaways.

(b)	Upon the issuance of the Additional Sigmaways Shares to HeartCore, such Additional Sigmaways Shares shall be duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of the preemptive or other rights of any shareholders or other Person.

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Section 3.07 Liabilities. Section 3.07 of Sigmaways Disclosure Schedules sets forth, as of the Effective Date, separately, (i) a true, correct and complete list of all outstanding loans, lines of credit and other indebtedness incurred by Sigmaways, inclusive of any outstanding loans, lines of credit and other indebtedness incurred by Sigmaways, the repayment obligations for which are secured by any of Sigmaways’ assets; (ii) with respect to each loan described in the foregoing clause, the remaining amounts due thereunder as of the Effective Date and (iii) any other Liabilities of Sigmaways. For purposes herein, “Liabilities” means any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise Tax as may be applicable.

Section 3.08 Litigation and Proceedings. There are no actions, suits, proceedings, or investigations pending or, to the Knowledge of Sigmaways, threatened, by or against Sigmaways or affecting Sigmaways or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Sigmaways does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 3.09 General Compliance. Sigmaways to its knowledge is not: (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice, lapse of time or both, would result in a default by Sigmaways under), nor has Sigmaways received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived); (ii) in violation of any judgment, decree or order of any court, arbitrator or other governmental authority; or (iii) or has not been, in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local Laws relating to Taxes, registration as a charitable organization, and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

Section 3.10 Compliance with Laws; Permits.

(a)	Sigmaways has complied in all material respects, and are now complying in all material respects, with all Laws applicable to it or its business, properties or assets. All prior issuances of securities of Sigmaways have been either registered under the Securities Act, or exempt from registration.

(b)	All material Permits required for Sigmaways to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on Sigmaways. All fees and charges with respect to such Permits have been paid in full. To the Knowledge of Sigmaways, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit material to the operations of Sigmaways. Sigmaways has not received any notice of proceedings relating to the revocation or modification of any such Permit

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(c)	Sigmaways is not and has not been, and the past and present directors, officers, shareholders, managers and Affiliates of Sigmaways are not and have not, been the subject of, nor does any directors, officers, shareholders, managers and Affiliates of Sigmaways have any reason to believe that Sigmaways or any of its directors, officers, shareholders, managers and Affiliates of Sigmaways will be the subject of (i) any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of Laws, or (ii) any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

Section 3.11 Contracts.

(a)	Section 3.11(a) of Sigmaways Disclosure Schedules contains a list of all Contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Sigmaways is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the Ordinary Course of Business. In the case of oral agreements, Section 3.11(a) of Sigmaways Disclosure Schedules contains a description thereof.

(b)	All Contracts, agreements, franchises, license agreements, and other commitments to which Sigmaways is a party or by which its properties are bound and which are material to the operations of Sigmaways taken as a whole are valid and enforceable by Sigmaways in all respects, except as limited by bankruptcy and insolvency Laws and by other Laws affecting the rights of creditors generally;

(c)	Sigmaways owns, licenses or has rights to use any and all intellectual property and technology used in Sigmaways’ business, and to its knowledge Sigmaways’ use of such intellectual property or technology does not infringe upon the intellectual property rights of any third party; and

(d)	Except as included or described in Section 3.11(a) of Sigmaways Disclosure Schedules, Sigmaways is not a party to any oral or written (i) Contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, Contract, or indenture relating to the borrowing of money; (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or manager of Sigmaways, which, in each case cannot be terminated by Sigmaways on notice of no more than thirty (30) days at a cost of no more than $30,000.

Section 3.12 Bank Accounts; Power of Attorney. Section 3.12 of Sigmaways Disclosure Schedules sets forth a true and complete list of (i) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Sigmaways within the past twelve (12) months, the account numbers thereof, and all Persons authorized to sign or act on behalf of Sigmaways; (ii) all safe deposit boxes and other similar custodial arrangements maintained by Sigmaways within the past twelve (12) months; (iii) the check ledger for the last twelve (12) months, and (iv) the names of all Persons holding powers of attorney from Sigmaways or who are otherwise authorized to act on behalf of Sigmaways with respect to any matter, other than its officers and managers, and a summary of the terms of such powers or authorizations.

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Section 3.13 Disclosure. Sigmaways maintains a system of internal accounting controls appropriate for its size. There is no transaction, arrangement, or other relationship between Sigmaways and an unconsolidated or other off balance sheet entity that is not disclosed by Sigmaways in its financial statements or otherwise that would be reasonably likely to have a Material Adverse Effect.

Section 3.14 Intellectual Property.

(a)	Sigmaways owns or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its businesses as now conducted. None of Sigmaways’ material Intellectual Property has expired or terminated, or, by the terms and conditions thereof, could expire or terminate within two years from the date of this Agreement. To the Knowledge of Sigmaways there is no infringement by Sigmaways of any material Intellectual Property of others, or of any such development of similar or identical trade secrets or technical information by others, and there is no claim, action or proceeding being made or brought against, or to the Knowledge of Sigmaways, being threatened against, Sigmaways regarding the infringement of any Intellectual Property, which could reasonably be expected to have a Material Adverse Effect.

(b)	Without limiting the generality of the foregoing, Sigmaways has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of Sigmaways, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Sigmaways any ownership interest and right they may have in Intellectual Property owned by Sigmaways; and (ii) acknowledge Sigmaways’ exclusive ownership of all Intellectual Property owned by Sigmaways. Sigmaways has provided HeartCore with true and complete copies of all such agreements. To the Knowledge of Sigmaways, Sigmaways is in material compliance with all legal requirements applicable to Intellectual Property owned by Sigmaways and Sigmaways’ ownership and use thereof.

(c)	All required filings and fees related to the Intellectual Property owned by Sigmaways that are either subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”) have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sigmaways has provided HeartCore with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(d)	Sigmaways has taken all reasonable measures to protect and preserve its rights in Intellectual Property owned by Sigmaways and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by Sigmaways.

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Section 3.15 Condition and Sufficiency of Assets. Except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Sigmaways are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Sigmaways, together with all other properties and assets of Sigmaways, are sufficient for the conduct of Sigmaways’ business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of Sigmaways as conducted as of the Closing.

Section 3.16 Accounts Receivable. The accounts receivable reflected on the books and records of Sigmaways and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Sigmaways involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of Sigmaways not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) are collectible in full within ninety (90) calendar days after billing.

Section 3.17 Title. Sigmaways has good and marketable title in fee simple to all real property owned by it, or leases such real property pursuant to valid and in-force lease agreements, and has good and marketable title in all personal property owned by it that is material to the business of Sigmaways, in each case free and clear of all Liens and, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Sigmaways and Liens for the payment of federal, state or other Taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Sigmaways is held under valid, subsisting and enforceable leases with which Sigmaways is in compliance with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by Sigmaways or any Subsidiary.

Section 3.18 Insurance. Sigmaways is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of Sigmaways believes to be prudent and customary in the businesses in which Sigmaways is engaged. Sigmaways has not been refused any insurance coverage sought or applied for, and Sigmaways has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of Sigmaways, taken as a whole.

Section 3.19 Taxes.

(a)	Sigmaways has elected to be taxed as an “S” corporation.

(b)	Sigmaways has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid Taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Sigmaways know of no basis for any such claim. All Tax Returns required to be filed on or before the Closing Date by Sigmaways have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Sigmaways (whether or not shown on any Tax Return) have been, or will be, timely paid. Sigmaways has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

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(c)	No claim has been made by any taxing authority in any jurisdiction where Sigmaways does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sigmaways. The amount of Sigmaways’ liability for unpaid Taxes for all periods does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the financial statements of Sigmaways. All deficiencies asserted, or assessments made, against Sigmaways as a result of any examinations by any taxing authority have been fully paid. Sigmaways is not a party to any Action by any taxing authority. To the Knowledge of Sigmaways, there are no pending or threatened Actions by any taxing authority.

(d)	There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of Sigmaways.

(e)	Sigmaways is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement. Sigmaways is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority. No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to Sigmaways.

(f)	Sigmaways is not and has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Sigmaways has no Liability for Taxes of any Person (other than Sigmaways) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise. Sigmaways has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. Sigmaways has not taken any action that could defer a Liability for Taxes of Sigmaways from any period prior to the Closing to any period following the Closing.

(g)	Neither Sigmaways nor the Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Sigmaways is not and has never been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. Sigmaways has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code. Sigmaways is not and has not been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b). There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of Sigmaways under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

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(h)	Sigmaways has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. Sigmaways has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(i)	None of the assets of Sigmaways is property that Sigmaways is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.20 Transactions with Affiliates. None of the members, managers or officers or directors of Sigmaways and, to the Knowledge of Sigmaways, none of the employees of Sigmaways, is presently a party to any transaction with Sigmaways (other than for services as employees, officers and directors), including any Contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of Sigmaways, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of the lesser of (i) $120,000 or (ii) one percent of the average of Sigmaways’ total assets at year-end for the last two completed fiscal years, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Sigmaways and (iii) other employee benefits, including stock option agreements under any stock option plan of Sigmaways.

Section 3.21 Foreign Corrupt Practices. Neither Sigmaways, nor, to the Knowledge of Sigmaways, any agent or other Person acting on behalf of Sigmaways, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Sigmaways (or made by any Person acting on its behalf of which Sigmaways is aware) which is in violation of Law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22 Money Laundering. Sigmaways is in compliance with, and has not previously violated, the USA PATRIOT ACT of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations, including, but not limited to, the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

Section 3.23 Illegal or Unauthorized Payments; Political Contributions. Neither Sigmaways nor, to the Knowledge of Sigmaways, any of the officers, directors, employees, agents or other representatives of Sigmaways or any other business entity or enterprise with which Sigmaways is or has been affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of Sigmaways.

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Section 3.24 Environmental Laws. To Knowledge of Sigmaways, Sigmaways (i) is in compliance with any and all applicable foreign, federal, state and local Laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all Permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its respective businesses and (iii) is in compliance with all terms and conditions of any such Permit, license or approval, except where, in each of the three foregoing clauses, the failure to so comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.25 Investment Company. Sigmaways is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.26 No Disqualification Events. None of Sigmaways, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of Sigmaways, any beneficial owner of 20% or more of Sigmaways’ outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Sigmaways in any capacity at the time of sale (each, an “Issuer Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Sigmaways has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event.

Section 3.27 No Brokers. Sigmaways has not retained any broker or finder in connection with any of the Transactions, and has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 3.28 Disclosure. All disclosure provided to HeartCore regarding Sigmaways, its business and Transactions, including Sigmaways Disclosure Schedules to this Agreement, furnished by or on behalf of Sigmaways with respect to the representations and warranties made herein are true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. In the event that Sigmaways Disclosure Schedules are not delivered contemporaneously with the execution of this Agreement, they shall be delivered prior to the Closing Date. Sigmaways acknowledges and agrees that HeartCore has not made, nor is HeartCore making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

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Article IV. Representations and Warranties of the Seller

As an inducement to the consummation of the Transactions, the Seller represents and warrants to HeartCore, as of the Effective Date and the Closing Date, as follows:

Section 4.01 Good Title. The Seller is the record and beneficial owner, and has good title to the Shares, with the right and authority to sell and deliver the Shares, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever (collectively, “Liens”). None of the shares of Sigmaways Stock held by the Seller is subject to pre-emptive or similar rights, either pursuant to any Sigmaways Charter Document, requirement of Laws or any Contract, and the Seller does not have any pre-emptive rights or similar rights to purchase or receive any shares of Sigmaways Stock or other interests in Sigmaways. The Seller has the power and authority to transfer the Shares to HeartCore as contemplated pursuant to the terms of this Agreement and upon delivery of the Stock Power, HeartCore or its designee will receive good title to the Shares, free and clear of all Liens.

Section 4.02 Existence and Power. The Seller is a natural person and has the full power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted and to enter into this Agreement and fulfill its obligations herein.

Section 4.03 Power and Authority. The Seller has all requisite power and authority to execute, deliver and perform his obligations under this Agreement and to consummate Transactions.

Section 4.04 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by the Seller, and the consummation of Transactions, have been duly authorized by all applicable Persons with respect to the Seller. This Agreement has been duly executed and delivered on behalf of the Seller. Each of this Agreement and the other Transaction Documents executed by Seller constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.05 No Conflicts. The execution and delivery of this Agreement by the Seller and the performance by the Seller of Seller’s obligations hereunder in accordance with the terms hereof (i) will not require the consent of any third party or governmental entity under any applicable Laws; (ii) will not violate any Laws applicable to the Seller and (iii) will not violate or breach any contractual obligation to which the Seller is a party.

Section 4.06 Accredited Investor; Etc.

(a)	The Seller is acquiring the HeartCore Shares, the Warrant, and the shares of Common Stock that may be issued upon any exercise of the Warrant (collectively, the “HeartCore Securities”) for investment for the Seller’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller further represents that Seller does not have any Contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participation to such Person or to any third Person, with respect to any of the HeartCore Securities.

(b)	The Seller represents and warrants that the Seller (i) can bear the economic risk of the Seller’s respective investments in the HeartCore Securities, and (ii) possesses such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risks of the investment in HeartCore and the HeartCore Securities.

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(c)	The Seller represents that Seller is an “accredited investor” (an “Accredited Investor”) as that term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated by the Securities and Exchange Commission (“SEC”) under Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and that the Seller understands and acknowledges that HeartCore is relying upon such representation to qualify for the exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D, and that any certificate representing the HeartCore Securities shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities Laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (TOGETHER WITH THE RULES AND REGULATIONS THEREUNDER, THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

(d)	The Seller acknowledges that neither the SEC nor the securities regulatory body of any other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(e)	The Seller acknowledges that he has carefully reviewed such information as the Seller has deemed necessary to evaluate an investment in HeartCore and the HeartCore Securities. The Seller acknowledges that the Seller has been furnished all materials that he has requested relating to HeartCore and the issuance of the HeartCore Securities hereunder, and that the Seller has been afforded the opportunity to ask questions of HeartCore’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Seller. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of HeartCore set forth in this Agreement, on which Seller has relied in making an exchange of the Shares for the HeartCore Shares, the Warrant and the Cash Purchase Price.

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(f)	The Seller understands that the HeartCore Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the HeartCore Securities or any available exemption from registration under the Securities Act, the HeartCore Securities may have to be held indefinitely. The Seller understands that (i) the sale or re-sale of the HeartCore Securities has not been and is not being registered under the Securities Act or any applicable state securities Laws, and the HeartCore Securities may not be transferred unless (a) the HeartCore Securities are sold pursuant to an effective registration statement under the Securities Act, (b) the Seller shall have delivered to HeartCore, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in comparable transactions to the effect that the HeartCore Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, which opinion shall be accepted by HeartCore, (c) the HeartCore Securities are sold or transferred to an Affiliate of the Seller who agree to sell or otherwise transfer the HeartCore Securities only in accordance with this Section 4.06 and who is an Accredited Investor, (d) the HeartCore Securities are sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”)), or (e) the HeartCore Securities are sold pursuant to Regulation S under the Securities Act (or a successor rule) (“Regulation S”), and the Seller shall have delivered to HeartCore, at the cost of the Seller, an opinion of counsel that shall be in form, substance and scope customary for opinions of counsel in corporate transactions, which opinion shall be accepted by HeartCore; (ii) any sale of such HeartCore Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re- sale of such HeartCore Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither HeartCore nor any other Person is under any obligation to register such HeartCore Securities under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder (in each case). Notwithstanding the foregoing or anything else contained herein to the contrary, the HeartCore Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)	The Seller agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Seller under this Section 4.06 shall survive the Closing for the period set forth in Section 11.01.

Section 4.07 Brokers. The Seller has not retained any broker or finder in connection with any of the Transactions, and the Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 4.08 Disclosure. All disclosure provided to HeartCore regarding the Seller and Transactions is true and correct with respect to such representations and warranties and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Seller acknowledges and agrees that HeartCore has not made, nor is HeartCore making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

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Article V. Representations and Warranties Of HeartCore

As an inducement to, and to obtain the reliance of Sigmaways and the Seller, HeartCore represents and warrants, as of the Effective Date and as of the Closing Date, as follows:

Section 5.01 Organization. HeartCore is a corporation duly incorporated, validly existing, and in good standing under the Laws of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of Transactions will not, violate any provision of HeartCore’s certificate of incorporation or by-laws. HeartCore has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to authorize the execution and delivery of this Agreement, and HeartCore has full power, authority, and legal right and has taken all action required by Laws, its certificate of incorporation and by-laws, or otherwise to consummate the transactions herein contemplated.

Section 5.02 Power and Authority. HeartCore has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate Transactions.

Section 5.03 Authorization of Agreement; Etc. The execution, delivery and performance of this Agreement by HeartCore, and the consummation of Transactions, have been duly authorized by HeartCore Board. This Agreement has been duly executed and delivered on behalf of HeartCore. Each of this Agreement and any other Transaction Documents executed by HeartCore constitutes a valid and binding obligation of HeartCore enforceable in accordance with its terms, except that such enforcement may be limited by the Enforceability Exceptions, and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 5.04 No Conflict. The execution of this Agreement and the consummation of the Transactions (i) will not violate any provision of Sigmaways Charter Documents; (ii) will not, with or without notice, lapse of time or both, result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Sigmaways is a party or to which any of its assets, properties or operations are subject; (iii) violate any provision of Laws, statute, rule, regulation or executive order to which Sigmaways is subject; or (iv) violate any judgment, order, writ or decree of any court applicable to Sigmaways.

Section 5.05 Approval of Agreement and of Issuance of HeartCore Securities. The HeartCore Board has authorized the execution and delivery of this Agreement by HeartCore and has approved this Agreement.

Section 5.06 No Brokers. HeartCore has not retained any broker or finder in connection with any of the Transactions, and HeartCore has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions.

Section 5.07 Disclosure. All disclosure provided to the Seller regarding HeartCore, its business and the Transactions, furnished by or on behalf of HeartCore with respect to the representations and warranties made herein are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.. HeartCore acknowledges and agrees that Sigmaways and the Seller have not made, nor are Sigmaways or the Seller making, any representations or warranties with respect to Transactions other than those specifically set forth herein.

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Article VI. Covenants and Additional Agreements of the Parties

Section 6.01 Public Announcements. Except as required by applicable Laws, the Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or Transactions.

Section 6.02 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Parties of:

(a)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(b)	any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

(c)	any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

Section 6.03 Access to Information. Following the Effective Date, until consummation of the Transactions:

(a)	Sigmaways shall give to HeartCore and its authorized representatives full and complete access to the books and records, Contracts, facilities and personnel of Sigmaways as HeartCore and its authorized representatives may request so that HeartCore may complete its due diligence investigation of Sigmaways and the shares of Sigmaways Stock. The Seller agrees to provide HeartCore and its authorized representatives with access to any information in his or Sigmaways’ possession or within his or Sigmaways’ control that contains information generated by him or Sigmaways regarding Sigmaways relative to its financial, operational, and/or regulatory condition (present, past, or prospective). If HeartCore, in its sole discretion, at any time prior to the Closing determines that its due diligence review of Sigmaways is not satisfactory to HeartCore, then HeartCore may terminate this Agreement upon notice to Sigmaways and the Seller.

(b)	HeartCore shall give to the Seller and Sigmaways’ authorized representatives full and complete access to the books and records, Contracts, facilities and personnel of HeartCore as the Seller and Sigmaways’ authorized representatives may request so that Sigmaways may complete its due diligence investigation of HeartCore. HeartCore agrees to provide the Seller and Sigmaways’ authorized representatives with access to any information in its possession or within its control which contains information generated by it or on its behalf relative to the financial, operational, and/or regulatory condition (present, past, or prospective) of HeartCore. As HeartCore is a public entity, HeartCore may condition the provision of any access or materials pursuant to this Section 6.03(b) on the applicable party or recipient thereof executing a customary confidentiality and standstill agreement with HeartCore.

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Section 6.04 Consents of Third Parties. Each of the Parties will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third-party consents, that the other Parties reasonably may request in connection with this Agreement. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters in this Agreement.

Section 6.05 No-Shop.

(a)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, neither Sigmaways nor the Seller shall, and each of Sigmaways and Seller shall cause the Representatives of Sigmaways and the Seller not to, directly or indirectly:

(i)	solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry;

(ii)	furnish any non-public information regarding Sigmaways to any Person who has made an Acquisition Proposal or an Acquisition Inquiry;

(iii)	engage in discussions or negotiations with any Person who has made any Acquisition Proposal or Acquisition Inquiry;

(iv)	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry;

(v)	withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the Transactions; or

(vi)	enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement for any Acquisition Transaction.

(b)	From the Effective Date until the first to occur of the Closing or the termination of this Agreement in accordance with its terms, neither Sigmaways nor the Seller shall (i) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal relating to Sigmaways, (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti- takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal related to Sigmaways, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Sigmaways to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal.

(c)	Sigmaways shall promptly, within 36 hours, advise HeartCore orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the Effective Date until the Closing or the termination of this Agreement in accordance with its terms. Sigmaways shall keep HeartCore reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

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(d)	Sigmaways and the Seller shall immediately cease and cause to be terminated any discussions existing as of the Effective Date with any Person that relate to any Acquisition Proposal or Acquisition Inquiry proposed on or prior to the Effective Date. Sigmaways acknowledges and agree that any actions taken by or at the direction of a Representative of Sigmaways or Seller that, if taken by Sigmaways or Seller, would constitute a breach or violation of this Section 6.05 will be deemed to constitute a breach and violation of this Section 6.05 by Sigmaways and the Seller.

Section 6.06 Affirmative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as HeartCore shall otherwise consent in writing in advance, Sigmaways and Seller shall, and shall cause each of their Representatives to:

(a)	conduct the business of Sigmaways only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of Sigmaways, preserve intact the current business organization of Sigmaways, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with Sigmaways;

(b)	provide HeartCore and its Representatives and agents reasonable access to the books and financial records of Sigmaways at any time during normal business hours prior to the Closing Date, at HeartCore’s sole cost and expense, to perform any inspections or evaluations and observe any meetings of management of Sigmaways which HeartCore reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Transactions;

(c)	furnish to HeartCore true, correct and complete copies of all records, documentation and other information in its possession as HeartCore may reasonably request concerning Sigmaways or the shares of Sigmaways Stock;

(d)	permit HeartCore to, without any obligation to do so, contact any Governmental Authority about any Permits, or Governmental Authorizations concerning Sigmaways;

(e)	cause all Contracts to which Sigmaways is a party to be performed to the extent required to be performed as of the Closing Date in full;

(f)	cooperate with HeartCore with respect to all filings, permits or consents that HeartCore elects to make or obtain or is required by Law or other Persons to make or obtain in connection with the Transactions;

(g)	provide notice to HeartCore as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of Sigmaways; and

(h)	use commercially reasonable efforts to cause the conditions precedent in Article IX to be satisfied.

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Section 6.07 Negative Covenants. Between the Effective Date and the Closing Date or earlier termination of this Agreement in accordance with its terms, and except as otherwise contemplated by this Agreement or as HeartCore shall otherwise consent in writing in advance, Sigmaways and Seller will not, and Sigmaways and Seller will cause each of their Representatives not to, directly or indirectly:

(a)	Amend existing insurance coverage applicable to Sigmaways so long as such insurance is available at commercially reasonable rates;

(b)	dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $5,000, and provided that such disposition will not materially impact the operation of the business of Sigmaways or result in a Material Adverse Effect on Sigmaways;

(c)	take any action which could be reasonably expected to prevent or materially delay the consummation of the Transactions;

(d)	enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(e)	(1) issue, authorize or propose the issuance of any Equity Security of Sigmaways, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any Equity Security of Sigmaways;

(f)	amend any of Sigmaways Charter Documents;

(g)	make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of Sigmaways, or engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

(h)	enter into any Contract that, if such Contract had been in effect on the Effective Date, would have been a material to the operations of Sigmaways, amend or terminate any contract that is material to the operations of Sigmaways or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(i)	sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of Sigmaways other than in the Ordinary Course of Business;

(j)	create, incur, or assume any indebtedness or trade debt outside of the Ordinary Course of Business;

(k)	change any method of accounting or accounting practice or accounting policy used by Sigmaways, other than such changes required by GAAP or requirements of Law;

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(l)	settle or compromise any material claims against Sigmaways;

(m)	make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any requirements of Law;

(n)	acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(o)	agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 6.08 Effect of Knowledge on Indemnification. The right to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations set forth in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 6.09 Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 6.10 Waiver. Seller acknowledges and agrees that the New Directors may also be officers or directors of HeartCore, and shall owe duties to HeartCore and the shareholders of HeartCore and that following the Closing, HeartCore will be a majority shareholder of Sigmaways. To the maximum extent permitted by applicable law, Seller hereby does irrevocably waive any and all fiduciary duties that the New Directors or HeartCore as a shareholder of Sigmaways may owe to Seller as a shareholder of Sigmaways and/or as a shareholder of HeartCore following the Closing, whether pursuant to the California Corporations Code or the Delaware General Corporation Law, including, without limitation, the duty of care, the duty of loyalty, the duty of good faith, the duty of candor, and any other duties or obligations and including the obligation for fair dealing, and acknowledges and agrees that the New Directors, and HeartCore as a shareholder of Sigmaways, may take into consideration such factors as they may each deem necessary or prudent in making any decision or undertaking any vote as the New Directors or as a shareholder of Sigmaways, as applicable, and that such factors may include the best interests of the shareholders of HeartCore as opposed to Sigmaways or the shareholders of Sigmaways, which may be in conflict with the duties to Sigmaways or the shareholders of Sigmaways. In the event that, following, the Closing, the Seller transfers or proposes to transfer any of the shares of Sigmaways Stock that the Seller has retained following the Closing, or any shares of Sigmaways Stock obtained by Seller following the Closing, as a condition of such transfer, the Seller shall cause the transferee thereof to execute a document as may be requested by HeartCore to reflect such proposed transferee’s agreement with the provisions of this Section 6.10 and to provide the same waivers as set forth herein. The provisions of this Section 6.10 shall survive the Closing for the maximum period permitted by applicable law. The New Directors are an intended third-party beneficiary of this Section 6.10 and may enforce the waivers as set forth herein as though a party hereto.

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Article VII. Conditions Precedent to the Obligations of All of the Parties

The obligations of each Party to consummate the Closing are subject to the satisfaction, or waiver by each Party, each in their sole discretion, as of and on the Closing Date, of the following conditions:

Section 7.01 Agreement on HeartCore Shares and Cash Purchase Price. The Parties shall have agreed, in each Party’s sole discretion, on the valuation of Sigmaways as of the Closing, and (i) on the resulting Cash Purchase Price and number of HeartCore Shares to be issued to Seller at the Closing, as set forth in Section 2.01(b), and (ii) on the number of Additional Sigmaways Shares to be acquired by Heartcore pursuant to Section 2.02(b).

Section 7.02 PPP Loan. The Paycheck Protection Program Loan received by Sigmaways shall have been forgiven.

Section 7.03 Employment Agreement. The Parties shall have agreed on the final form of the Employment Agreement.

Article VIII. Conditions Precedent to the Obligations of HeartCore

The obligations of HeartCore to consummate the Closing are subject to the satisfaction, or waiver by HeartCore in its sole discretion, as of and on the Closing Date, of the following conditions:

Section 8.01 Accuracy of Representations and Performance of Covenants.

(a)	Each of the representations and warranties made by Sigmaways and/or Sigmaways and the Seller together shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and Fundamental Representations made by Sigmaways, each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and Sigmaways shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, and there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or conditions of Sigmaways since the Effective Date.

(b)	Each of the representations and warranties made by the Seller shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the and Fundamental Representations made by Seller, each of which shall be true and correct in all respects, in each case, as of the Closing Date as if made on such date, and the Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

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Section 8.02 Due Diligence Review. HeartCore shall have completed its due diligence review and examination of Sigmaways and the shares of Sigmaways Stock to its satisfaction in its sole discretion.

Section 8.03 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions, and HeartCore shall have obtained the approval of any governmental authorities as required in order to consummate the Transactions.

Section 8.04 Consents. All consents, approvals, waivers or amendments pursuant to all Contracts, licenses, Permits, trademarks and other intangibles in connection with the Transactions, or required for the Closing to occur, or for the continued operation of Sigmaways after the Closing Date on the basis as presently operated, shall have been obtained.

Section 8.05 Absence of Litigation. Other than for matters related to compliance with the rules and regulations of OTC, there shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against HeartCore, Sigmaways and/or the Seller which would prevent the consummation of the Transactions.

Section 8.06 No Material Adverse Effect. Between the Effective Date and the Closing Date, there must not have been any Material Adverse Effect on Sigmaways.

Section 8.07 Other Items. HeartCore shall have received further documents, certificates, or instruments relating to Transactions as it may reasonably request, including such financial statements for Sigmaways and such information regarding Sigmaways and its operations as HeartCore shall deem reasonably necessary for inclusion in the reports to be filed by HeartCore with the SEC.

Section 8.08 Schedules and Other Information. Sigmaways shall have delivered to HeartCore the financial statements of Sigmaways and other books and records reasonably requested in connection with HeartCore’s due diligence investigation of Sigmaways, and there shall have been no disclosure in any financial statements or any schedule delivered after the Effective Date or in any disclosure provided in connection with such due diligence investigation, which in the sole discretion and determination of HeartCore differs materially from the information it has received as of the Effective Date and which does or may have a materially adverse effect on the value of the business of Sigmaways or on its assets, properties or goodwill.

Section 8.09 Audited Financial Statements. Sigmaways shall have delivered to HeartCore audited financial statements of Sigmaways for the years ended December 31, 2020 and December 31, 2021, prepared in accordance with GAAP, together with a report of the auditors of Sigmaways thereon, and such interim financial statements, in such form that will to enable HeartCore to file a Form 8-K with the SEC reporting the acquisition of Sigmaways in accordance with the applicable requirements of the Exchange Act. Sigmaways and the Seller agree to exert commercially reasonable efforts and cooperate in the preparation of such financial statements, including executing such certificates as may reasonably be requested by the auditors.

Section 8.10 Articles Amendment. The Articles Amendment shall have been completed and shall be effective.

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Article IX. Conditions Precedent to the Obligations of Sigmaways and the Seller

The obligations of Sigmaways and the Seller to consummate the Closing are subject to the satisfaction, or waiver by Sigmaways and the Seller, each in their sole discretion, as of and on the Closing Date, of the following conditions:

Section 9.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by HeartCore shall be true and correct in all material respects as of the Closing Date as if made on such date. HeartCore shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 9.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of Transactions.

Section 9.03 Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to HeartCore’s knowledge, threatened against HeartCore which would prevent the consummation of Transactions.

Section 9.04 Other Items. Sigmaways and the Seller shall have received further documents, certificates, or instruments relating to Transactions as they may reasonably request.

Article X. Termination

Section 10.01 Termination. This Agreement may be terminated at any time before the Closing Date as follows:

(a)	by mutual written consent of Sigmaways, the Seller and HeartCore;

(b)	by the Seller and Sigmaways, acting jointly, or by HeartCore, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by HeartCore if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Sigmaways or the Seller set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Sigmaways and the Seller (a “Sigmaways Default”);

(d)	by the Seller and Sigmaways, acting jointly, if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of HeartCore set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by HeartCore (an “HeartCore Default”);

(e)	by either the Seller and Sigmaways, acting jointly, or by HeartCore, if the Closing has not occurred by December 31, 2022, provided, however, that (i) if the Closing has not occurred by such date due to a breach of this Agreement by HeartCore, HeartCore shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) and (ii) if the Closing has not occurred by such date due to a breach of this Agreement by the Seller or Sigmaways, the Seller and Sigmaways shall not have the right to terminate this Agreement pursuant to this Section 10.01(e); or

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(f)	by HeartCore, pursuant to the provisions of Section 6.03(a).

Section 10.02 Termination Costs.

(a)	If this Agreement is validly terminated by the Seller and Sigmaways pursuant to Section 10.01(d), and only in that event, then, promptly but in any event within three Business Days following such termination by the Seller and Sigmaways, HeartCore shall pay to the Seller and Sigmaways an amount in cash equal to the Seller’s and Sigmaways’ reasonable out of pocket costs incurred with respect to the Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by Sigmaways, subject to a maximum payment due hereunder of $10,000.

(b)	If this Agreement is validly terminated by HeartCore pursuant to Section 10.01(c), and only in that event, then, promptly but in any event within three Business Days following such termination by HeartCore, Sigmaways shall pay to HeartCore an amount in cash equal to HeartCore’s reasonable out of pocket costs incurred with respect to the Transactions following the Effective Date, by wire transfer of immediately available funds to one or more accounts designated in writing by HeartCore, subject to a maximum payment due hereunder of $10,000.

(c)	Each Party acknowledges that the agreements contained in this Section 10.02 are an integral part of the Transactions and that, without these agreements, the Parties would not enter into this Agreement. Accordingly if any Party fails to pay any amounts due pursuant to this Section 10.02 (the “First Party”), and, in order to obtain such payment, the other party (the “Second Party”) commences any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) that results in a judgment against the First Party for the amounts set forth in this Section 10.02, the First Party shall pay to the Second Party the Second Party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amounts due pursuant to this Section 10.02 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)	If an HeartCore Default occurs and the Seller and Sigmaways elect to terminate this Agreement pursuant to Section 10.01(d), Sigmaways’ and the Seller’s sole and exclusive remedy against HeartCore for any Losses suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 10.02(a). Notwithstanding the forgoing sentence, the Parties agree that the Seller and Sigmaways may elect to not terminate this Agreement pursuant to Section 10.01(d) and instead elect to enforce specific performance of this Agreement under Section 10.04 and Section 12.03 to the extent available, and the limitations on remedy stated in the first sentence of this Section 10.02(d) will apply only if the Seller and Sigmaways elect to terminate this Agreement pursuant to Section 10.01(d) and HeartCore actually pays the termination costs stated in Section 10.02(a).

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(e)	If a Sigmaways Default occurs and HeartCore elects to terminate this Agreement under Section 10.01(c), HeartCore’s sole and exclusive remedy against Sigmaways and the Seller for any Losses suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur, will be to obtain payment of the termination costs stated in Section 10.02(b). Notwithstanding the forgoing sentence, the Parties agree that HeartCore may elect to not terminate this Agreement pursuant to Section 10.01(c) and instead elect to enforce specific performance of this Agreement under Section 10.05 and Section 12.03 to the extent available, and the limitations on remedy stated in the first sentence of this Section 10.02(e) will apply only if HeartCore elects to terminate this Agreement under Section 10.01(c) and Sigmaways actually pays the termination costs stated in Section 10.02(b).

(f)	If the Closing does not occur for any reason other than for an HeartCore Default or a Sigmaways Default, the Parties acknowledge and agree that no Party shall owe to any other Party any payments for any expenses or Losses hereunder.

Section 10.03 Effect of Termination. In the event of termination of this Agreement pursuant to this Article X, this Agreement (other than this Article X, Article XI and Article XII) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that, except as provided in Section 10.02, any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

Section 10.04 Default by HeartCore. If HeartCore fails to perform any of its obligations under this Agreement, Sigmaways and the Seller shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. No remedy conferred upon Sigmaways and the Seller is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to Sigmaways and the Seller in this Agreement will be cumulative and in addition to every other remedy available to Sigmaways and the Seller under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to Sigmaways and the Seller remedies under Section 11.03.

Section 10.05 Default by the Seller or Sigmaways. If the Seller or Sigmaways fails to perform any of their respective obligations under this Agreement, HeartCore shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages. No remedy conferred upon HeartCore is intended to be exclusive of any other remedy provided for in this Agreement, and each remedy provided to HeartCore in this Agreement will be cumulative and in addition to every other remedy available to HeartCore under this Agreement. No single or partial exercise of any remedy will preclude any other or further exercise thereof. This provision shall be in addition to HeartCore’s remedies under Section 11.02.

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Article XI. Survival; Indemnification

Section 11.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months after the Closing Date; provided, that the representations and warrants set forth in Section 3.01, Section 3.02, Section 3.05, Section 4.01, Section 4.02, Section 4.03 and Section 4.06 (the “Fundamental Representations”) shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 11.02 Indemnification by Seller. Subject to the provisions of this Article XI, if the Closing occurs, Seller hereby covenants and agrees with HeartCore that the Seller shall indemnify HeartCore and its directors, officers, employees and Affiliates, and each of their respective Representatives, successors and assigns (individually, an “HeartCore Indemnified Party”), and hold them harmless from, against and in respect of any and all Losses incurred by any HeartCore Indemnified Party resulting from any misrepresentation, breach of any representation or warranty of Sigmaways and/or the Seller in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Sigmaways and/or the Seller made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 11.03 Indemnification by HeartCore. Subject to the provisions of this Article XI, if the Closing occurs, HeartCore hereby covenants and agrees with the Seller that HeartCore shall indemnify the Seller and hold Seller harmless from, against and in respect of any and all Losses incurred by Seller resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by HeartCore made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

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Section 11.04 Indemnification Procedures. The Party making a claim under this Article XI is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article XI is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party objects to such offer, or does not provide a response to such firm offer within ten days after its receipt of such notice (in which case the Indemnified Party shall be deemed to not have consented to such offer), the Indemnified Party shall thereafter assume the defense of such Third-Party Claim and shall continue to contest or defend such Third-Party Claim and in such event the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party consents to such firm offer the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnifying Party has not assumed the defense pursuant to Section 11.04(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(a)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 11.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XI or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 11.06 Certain Limitations. The indemnification provided for in Section 11.02 and Section 11.03 shall be subject to the following limitations:

(a)	The Seller shall not be liable to the HeartCore Indemnified Parties for indemnification under Section 11.02 (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations (the “Seller’s Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 11.02 (other than those based upon, arising out of, with respect to or by reason of Seller’s Basket Exclusions) exceeds $10,000 (the “Basket”), in which event the Seller shall be required to pay or be liable for all such Losses in excess of the Basket. For the avoidance of doubt, the Basket shall not apply to any obligation of Sigmaways and the Seller to pay any amounts as may be due and payable pursuant to Section 10.02(b).

(b)	HeartCore shall not be liable to the Seller for indemnification under and Section 11.03 until the aggregate amount of all Losses in respect of indemnification under Section 11.03 exceeds the Basket, in which event HeartCore shall be required to pay or be liable for all such Losses in excess of the Basket. For the avoidance of doubt, the Basket shall not apply to any obligation of HeartCore to pay any amounts as may be due and payable pursuant to Section 10.02(a).

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(c)	The Parties acknowledge and agree that the maximum liability of the Seller, on the one hand, and HeartCore, on the other hand, for indemnification pursuant to this Article XI shall be the sum of $2,000,000 (the “Cap”), and neither the Seller, on the one hand, or HeartCore, on the other hand, shall have any liability to the other in excess of the Cap.

Section 11.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid hereunder unless otherwise required by applicable Laws.

Section 11.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, ) made at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation, and made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants or obligations.

Section 11.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article XI shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Laws and except as otherwise specified in this Article XI, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Laws.

Section 11.10 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article XII. Miscellaneous

Section 12.01 Governing Law. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of Delaware, without giving effect to principles of conflicts of law thereunder. Venue for all matters shall be in the courts of the State of California and United States Courts, in each case, located in Santa Clara County, California (the “Selected Courts”). Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the Selected Courts. By execution and delivery of this Agreement, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

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Section 12.02 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 12.02.

Section 12.03 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

Section 12.04 Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to HeartCore:

HeartCore Enterprises, Inc.

Attn: Sumitaka Yamamoto

848 Jordan Ave. Apt G

Los Altos CA 94022

Email: kanno@heartcore.co.jp

with a copy (which shall not constitute notice) to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

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If to Sigmaways or the Seller:

Sigmaways, Inc.

Attn: Mr. Sadasivam

39737 Paseo Padre Parkway, Suite C1

Fremont, CA 94538

E-mail:

Section 12.05 Attorneys’ Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 12.06 Public Announcements and Filings. Unless required by applicable Laws or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Laws or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 12.07 Schedules; Knowledge. Each Party is presumed to have full knowledge of all information set forth in the other Party’s schedules delivered pursuant to this Agreement.

Section 12.08 Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, member (other than the Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 12.09 Expenses. Except as specifically set forth herein, whether or not the Transactions are consummated, each of HeartCore, on the one hand, and Sigmaways and the Seller, on the other hand, will bear their own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Exchange or any of the other Transactions.

Section 12.10 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

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Section 12.11 Amendment or Waiver. Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all Parties hereto.

Section 12.12 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 12.13 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Agreement, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Agreement or the transactions contemplated herein, or to pursue any claim for any breach or default of this Agreement, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

Section 12.14 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Sigmaways, Inc.

By:	/s/ Prakash Sadasivam
Name:	Prakash Sadasivam
Title:	Chief Executive Officer

Prakash Sadasivam

By:	/s/ Prakash Sadasivam
Name:	Prakash Sadasivam

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Exhibit A

IRREVOCABLE STOCK POWER

Sigmaways, Inc.

FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, Prakash Sadasivam (“Seller”) hereby assigns, transfers, and conveys to HeartCore Enterprises, Inc. all of Seller’s right, title, and interest in and to 229,500 shares of capital stock of Sigmaways, Inc., a California corporation (the “Company”) and hereby irrevocably appoints the Secretary and the Chief Executive Officer of the Company, and each of them, as Seller’s attorney-in-fact to transfer said shares on the books of the Company, with full power of substitution in the premises.

Date: [____], 2022

Prakash Sadasivam

By:
Name:	Prakash Sadasivam

Exhibit B

Common Stock Purchase Warrant

(Attached)

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

HeartCore Enterprises, Inc.

Warrant Shares: 1,500,000	Issue Date: [_____________], 2022

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Prakash Sadasivam (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Issue Date as set forth above (the “Issue Date”) and on or prior to 5:00 p.m. (Eastern time) on the two year anniversary of the Issue Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from HeartCore Enterprises, Inc., a Delaware corporation (the “Company”), up to the number of shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company as set forth above (as subject to adjustment hereunder, the “Warrant Shares”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b), subject to adjustment as set forth herein.

This Warrant is being issued pursuant to a Share Exchange and Purchase Agreement between the Company and the Holder, dated as of August [__], 2022 (the “Agreement”) and is subject to the terms and conditions thereof.

Section 1.  Definitions. Defined terms used herein without definition shall have the meanings given in the Agreement. In addition, for purposes herein the following terms shall have the following meanings:

(a) The Company and the Holder may be referred to herein individually as a “Party” and collectively as the “Parties”.

(b) “Transfer Agent” means the Company’s transfer agent for the Common Stock as in place from time to time.

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Section 2.  Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Issue Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail with return receipt requested (or e-mail attachment to an e-mail with return receipt requested) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(c)(i)) following the date of exercise as aforesaid, the Holder shall deliver to the Company the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer pursuant to wire instructions provided by the Company or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has exercised the rights to purchase all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation together with the final Notice of Exercise as delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases, and the records of the Company shall be deemed controlling in the absence of manifest error. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this Section 2(a), following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $[_________], subject to adjustment hereunder (the “Exercise Price”).

(c) Mechanics of Exercise.

(i)	Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Trading Market as in effect on the date of delivery of the Notice of Exercise.

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(ii)	Delivery of New Warrant Upon Partial Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

(iv)	Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any incidental expense of the Company in respect of the issuance of such Warrant Shares, all of which expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, subject to the terms and conditions herein, in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same- day electronic delivery of the Warrant Shares.

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(d) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Person acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d), in determining the number of outstanding shares of Common Stock, Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Securities and Exchange Commission or the OTC Markets, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d). Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this Section 2(d) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this Section 2(d) (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 2(d) shall apply to a successor holder of this Warrant.

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Section 3.  Certain Adjustments.

(a) Stock Splits. If any time while this Warrant is outstanding, the Company effects a forward split or reverse split of the Common Stock, the number of Warrant Shares shall be appropriately adjusted, with any partial resulting Warrant Share being rounded up to the next nearest whole number, and the Exercise Price shall be proportionately adjusted such that the aggregate Exercise Price payable hereunder shall remain unchanged. By way of example and not limitation, (i) in the event that the Company effects a two-for-one forward split of the Common Stock, wherein each issued and outstanding share of Common Stock is converted into two shares of Common Stock, the number of Warrant Shares shall be increased by 100% and the Exercise Price shall be reduced by 50%; and (ii) in the event that the Company effects a one-for-two reverse split of the Common Stock, wherein each two issued and outstanding shares of Common Stock are converted into one share of Common Stock, the number of Warrant Shares shall be reduced by 50% and the Exercise Price shall be increased by 100%.

(b) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(b) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.

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(c) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(d) Notice to Holder of Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

(e) Voluntary Adjustment By Company. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Warrant, subject to the prior written consent of the Holder, reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

Section 4.  Transfer of Warrant; Legend.

(a) No Transfer or Assignment. Neither this Warrant not any right, title or interest herein may be assigned or transferred by the Holder to any other person or entity without the prior written approval of the Company, to be given or withheld in the sole discretion of the Company, and any such attempted transfer in violation of such limitation shall be null and void and of no force or effect.

(b) Legends. Any legend required by the securities laws of any state to the extent such laws are applicable to the Warrant Shares represented by the certificate so legended shall be included on any certificates representing the Warrant Shares. Holder also understands that the Warrant Shares may bear the following or a substantially similar legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE NOT SET FORTH HEREIN.

Section 5.  Miscellaneous.

(a) No Rights as Stockholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3. In no event shall the Company be required to net cash settle an exercise of this Warrant.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

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(c) Entire Agreement. This Warrant and the Agreement set forth the entire understanding of the Parties with respect to the subject matter hereof, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by the Company and the Holder.

(d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

(e) Notices. All notices under this Warrant shall be in writing and shall be delivered in accordance with the notice provisions of the Agreement.

(f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

(g) No Waiver. No waiver of any provision of this Warrant shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

(h) Headings. The article and section headings contained in this Warrant are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Warrant.

(i) Governing Law. This Warrant shall be governed by, enforced, and construed under and in accordance with the Laws of Delaware, without giving effect to principles of conflicts of law thereunder. Venue for all matters shall be in the courts of the State of California and United States Courts, in each case, located in Santa Clara County, California (the “Selected Courts”). Each of the Parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Warrant shall be brought exclusively in the Selected Courts. By execution and delivery of this Warrant, each Party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such Party may now or hereafter have to object to such jurisdiction.

(j) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 5(j).

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(k) Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Warrant were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Laws or in equity.

(l) Third-Party Beneficiaries. This Warrant is strictly between the Parties and, except as specifically provided, no director, officer, stockholder, member (other than the Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Warrant.

(m) Amendment or Waiver. Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Warrant may by amended only by a writing signed by all Parties hereto.

(n) Successors and Assigns. This Warrant shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall have any power or any right to assign or transfer, in whole or in part, this Warrant, or any of its rights or any of its obligations hereunder, including, without limitation, any right to pursue any claim for damages pursuant to this Warrant or the transactions contemplated herein, or to pursue any claim for any breach or default of this Warrant, or any right arising from the purported assignor’s due performance of its obligations hereunder, without the prior written consent of the other Party and any such purported assignment in contravention of the provisions herein shall be null and void and of no force or effect.

(o) Counterparts. This Warrant may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(p) Currency. All dollar amounts are in U.S. dollars.

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(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the Issue Date.

HeartCore Enterprises, Inc.

By:
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Agreed and accepted:

Holder: Prakash Sadasivam

By:
Name:	Prakash Sadasivam

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NOTICE OF EXERCISE

TO: HeartCore Enterprises, Inc.

(1) The undersigned hereby elects to purchase ________Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall be made in lawful money of the United States as set forth in the

Warrant.

(3) Please issue said Warrant Shares in the name of the undersigned.

The Warrant Shares shall be delivered to the following DWAC Account Number:

Name of Holder:	Prakash Sadasivam

By:
Name:	Prakash Sadasivam

Date:	, 202

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